Exhibit 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percentage of Ownership

Shandong Spring Pharmaceutical Co., Ltd.	PRC	100%
Landway Nano Bio-Tech Group, Inc.	Delaware	100%